Exhibit 99.1

China Shengda Packaging Group Goes Private as a Result of a Short-form Merger by a Consortium of its Existing Shareholders

HANGZHOU, China, September 15, 2015 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today announced that on September 15, 2015 it was informed by Mr. Nengbin Fang, its Chairman, Mr. Wuxiao Fang, Ms. Congyi Fang, its director, Mr. Yueming Qi, Mr. Baishun Shen, Mr. Guofang Wang, Mr. Zumao Shi, Ms. Lanfang Zhang, Bigtree Capital Limited, Mr. Zhanggen Xu, Mr. Jinfa Ye, Mr. Huohong Wang, Mr. Daliang Teng, its Chief Executive Officer, Ms. Haihua Yu, Envision Capital Partners, L.P., CSV China Opportunities Fund, L.P., Ray Shi China Small Mid Cap Select Fund, LB Holdings II, LLC and Newberg Road Partners, L.P., representing certain other shareholders (collectively, the "Contributing Stockholders") that, pursuant to a contribution and subscription agreement, dated as of May 21, 2015, by and among the Contributing Stockholders, Yida International Holdings Limited, a British Virgin Islands company ("Parent"), Yida International Acquisition Limited, a newly formed Nevada company and wholly owned subsidiary of Parent ("Merger Sub"), and Eastlake Capital Limited, a British Virgin Islands company wholly-owned by Mr. Nengbin Fang, (i) the Contributing Stockholders contributed all of their shares of common stock of Shengda, par value $0.001 per share (the "Shares") to Parent, which represent approximately 90.8% of the total issued and outstanding shares of Shengda, and (ii) Parent contributed the Shares to Merger Sub.

As a result of these transactions, Merger Sub acquired approximately 90.8% of the total issued and outstanding shares of common stock of Shengda. On September 15, 2015, Shengda and Merger Sub filed the Articles of Merger with Shengda and Merger Sub (the “Merger”) became effective on September 15, 2015. As a result of the Merger, Shengda became a wholly owned subsidiary of Parent. The Company also announced today that at its request, on September 15, 2015, the NASDAQ Stock Market LLC filed a delisting application on Form 25 with the Securities and Exchange Commission (the “SEC”) to delist and deregister the Company’s common stock. Shengda expects to file a Form 15 with the SEC to terminate its reporting obligations as a public company under the U.S. securities laws on or about September 25, 2015. The Company’s obligations to file with the SEC certain reports and forms, including Form 10-K, Form 10-Q and Form 8-K, will be suspended immediately as of the filing date of the Form 15. Existing stockholders of the Company’s common stock will be notified by mail of the cancellation of their shares and their right to receive $7.25 in cash per share upon the submission of their stock certificates in accordance with proper procedures.

About Shengda

Shengda is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to expand to new markets, the ability to grow business through vertical integration and geographical expansion, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, current or future volatility in the credit market and future market conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the SEC. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:
China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:
Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com